Exhibit 99.2

TARP Certification for Chief Financial Officer

I, Jan H. Hollar certify, based on my knowledge, that:

(i)
The compensation committee of Yadkin Valley Financial Corporation (“Yadkin”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (January 1, 2012 through September 18, 2012, the "TARP Period"), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to Yadkin;

(ii)
The compensation committee of Yadkin has identified and limited during the TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Yadkin, and during that same period has identified any features of the employee compensation plans that pose risks to Yadkin and has limited those features to ensure that Yadkin is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed, at least every six months during the TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Yadkin to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of Yadkin will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of Yadkin will provide a narrative description of how it limited during the TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Yadkin;
(B)    Employee compensation plans that unnecessarily expose Yadkin to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Yadkin to enhance the compensation of an employee;

(vi)
Yadkin has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or "clawback" provision during the TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
Yadkin has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the TARP period;

(viii)	Yadkin has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the TARP period;

(ix)
Yadkin and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the TARP period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
Yadkin will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the TARP period;

(xi)
Yadkin will disclose the amount, nature, and justification for the offering during the TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);

(xii)
Yadkin will disclose whether Yadkin, the board of directors of Yadkin, or the compensation committee of Yadkin has engaged during the TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
Yadkin has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)	Yadkin has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Yadkin and Treasury, including any amendments;

(xv)
Treasury sold the TARP Preferred Stock on September 18, 2012 to third parties, and therefore, Yadkin is not required to submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified;

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Yadkin Valley Financial Corporation

/s/ Jan H. Hollar
By: Jan H. Hollar
Title: Principal Accounting Officer and Chief Financial Officer